Exhibit 10.1

OPTION AGREEMENT

This Option Agreement (this “Agreement”) made as of this 7th day of April, 2004 by and between PokerTek, LLC, a North Carolina limited liability company (“PokerTek”) and World Poker Tour, LLC, a Delaware limited liability company (“WPT”).

WITNESSETH

WHEREAS, PokerTek has determined it needs to potentially raise $1,500,000 (the “Development Costs”) for development of a table permitting automated live poker games through the use of an electronic facsimile of chips and playing cards and usable during live tournaments (the “Table”);

WHEREAS, PokerTek has agreed to give WPT certain options (the “Options”) as more fully described herein to purchase units (as defined in the Operating Agreement of PokerTek, dated as of the date hereof), subject to the terms and conditions hereof; and

WHEREAS, WPT desires to purchase such Options;

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Terms and Conditions of Option.

1.1 First Option. PokerTek hereby grants WPT an option (the “First Option”) exercisable during the First Option Term (as defined below) to purchase all, but not less than all, of 67,181.64 Units (the “First Optioned Securities”). The aggregate exercise price for the First Optioned Securities shall be $200,000.00 and shall be paid by certified check or wire transfer to an account designated by PokerTek. The “First Option Term” shall mean the period beginning on the date hereof and ending on the first to occur of (a) the tenth (10th) day following the date on which WPT has received evidence, satisfactory to WPT in its reasonable discretion, of a working prototype of the Table; or (b) April 15, 2009.

1.2 Second Option. PokerTek hereby grants WPT an option (the “Second Option”) exercisable during the Second Option Term (as defined below) to purchase all, but not less than all, of 78,651.69 Units (the “Second Optioned Securities”). The aggregate exercise price for the Second Optioned Securities shall be $200,000.00 and shall be paid by certified check or wire transfer to an account designated by PokerTek. The “Second Option Term” shall mean the period beginning on the date following exercise of the First Option and ending on the first to occur of (a) the tenth (10th) day following the date on which PokerTek provides evidence to WPT, satisfactory to WPT in its reasonable discretion, of a bona fide purchase order for the Table; or (b) April 15, 2009.

1.3 Exercise of Options. In order to exercise either the First Option or the Second Option, WPT must deliver to PokerTek, on or prior to the last day of the relevant Option Period, written notice of exercise of the applicable Option (the “Option Exercise Notice”). Upon receipt of the applicable Option Exercise Notice, PokerTek must deliver evidence to WPT, reasonably satisfactory to WPT, that simultaneously with or prior to WPT’s delivery of the exercise price for the Optioned Securities, PokerTek has received or is receiving equity or debt investments in PokerTek (the “Additional Investments”) that are equal, in the aggregate, to the exercise price being paid for the applicable Optioned Securities received by WPT multiplied by 2.333 (the “Pro Rata Evidence”). Once WPT has received the Pro Rata Evidence, then WPT will pay PokerTek (a) the exercise price for the First Optioned Securities if the Option Exercise Notice is given for the exercise of the First Option; or (b) the exercise price for the Second Optioned Securities if the Option Exercise Notice is given for the exercise of the Second Option. Nothing herein shall deemed to (i) require PokerTek to seek any Additional Investments; (ii) require any other Member of PokerTek to make any Additional Investments; or (iii) impose any liability on PokerTek for the failure to obtain Additional Investments. Notwithstanding anything herein to the contrary, and except as may otherwise be required by law, if WPT decides to exercise either the First Option and/or the Second Option, it may elect to contribute the exercise price therefore (payable in cash pursuant to Section 1.1 or 1.2, as applicable) either in the combination of debt and equity pursuant to which the investments subject to the Pro Rata Evidence are being made or in such combination of debt and equity as the parties shall mutually agree.

1.4 License to Use Trademarks. In the event WPT elects to exercise the First Option, then WPT grants to PokerTek a royalty-free, license to use the Licensed Property (as defined on Schedule 1 attached hereto and incorporated herein by reference) on the Table during the License Term (as defined below) in the Authorized Channels of Distribution (as defined below) in the License Territory (as defined below) upon the following terms and conditions:

1.4.1 The use of the Licensed Property must at all times comply with the specifications set forth in the Style Guide attached hereto as Schedule 2 and incorporated herein by reference, as the same may be modified by WPT from time to time.

1.4.2 No Tables marked with or containing the Licensed Property, or materials advertising, marketing, promoting, displaying or describing any Tables marked with or containing the Licensed Property, shall be used, sold or distributed by PokerTek without WPT’s prior written approval (which such approval shall not unreasonably be withheld). WPT shall approve or disapprove of any Table, or each piece of related artwork or marketing material in writing within thirty (30) days of receipt. After samples of any Table marked with or containing the Licensed Property, related artwork or marketing material have been approved by WPT, PokerTek shall not change them without further written approval. Any such Table, related artwork or marketing materials not so approved in writing shall be deemed unlicensed and shall not be manufactured, distributed, sold or used. If any changes or modifications are required to be made to any Table, related artwork or marketing materials submitted to WPT for its approval, PokerTek agrees to make such changes or modifications.

1.4.3 PokerTek warrants that it will provide a legally sufficient trademark notice by causing the letters TM or the symbol ®, as specified by WPT, to be imprinted, prominently, irremovably and legibly, directly after the trademark, each time each trademark identified in Schedule A is used on any Table and/or on any material advertising, marketing, promoting, displaying or referencing the Tables including, without limitation, any packaging, wrapping and inserts bearing any reproduction of the Tables and/or the Licensed Property, together with the following statement: “World Poker Tour is a trademark of Word Poker Tour, LLC used with permission. All rights reserved.” (The use of the letters TM or the symbol ® shall be as instructed in writing by Licensor).

1.4.4 PokerTek shall not use any trademark, service mark, trade name, logo, internet domain name or design which is the same or substantially similar to the Licensed Property such as to constitute infringement of the Licensed Property under applicable law. PokerTek also agrees to notify WPT of any infringement or unauthorized use of the Licensed Property that comes to its attention.

1.4.5 The license shall be exclusive with respect to the use of the Licensed Property on tables featuring automated live poker games and live poker tournaments through the use of an electronic facsimile of chips and playing cards in the Licensed Territory during the License Term, and WPT shall not, from and after the date hereof until the first to occur of the expiration of the First Option (if the First Option is not exercised by WPT) or the end of the License Term (if the First Option is exercised by WPT), grant any other license in and to, or otherwise permit the use of, the Licensed Property on any tables featuring automated live poker games and live poker tournaments through the use an electronic facsimile of chips and playing cards other than PokerTek’s Tables. Notwithstanding anything to the contrary contained in the Agreement, WPT specifically reserves the right to use itself, or to license third party(s) to use, the Licensed Property for any purpose including, but not limited to, in connection with promotions, co-promotions, and commercial tie-ins for the World Poker Tour, Travel Channel (or other telecasting networks) and/or member casinos or event sponsors.

1.4.6 PokerTek shall not be entitled to sublicense any of its rights under this Agreement. In the event PokerTek is not the manufacturer of the Tables, PokerTek shall, subject to the prior written approval of WPT, which approval shall not be unreasonably withheld, be entitled to use a third party manufacturer to manufacture the Tables, provided that such manufacturer executes a letter in the form of Exhibit A attached hereto.

1.4.7 As used herein, “License Term” shall mean the period commencing on the date of exercise of the First Option and ending on the 10th anniversary thereof.

Notwithstanding the foregoing, WPT may terminate PokerTek’s license to use the Licensed Property at any time if:

1.4.7.1 PokerTek breaches any material term, representation, warranty, obligation or condition of this Agreement and fails to cure such breach within thirty (30) days after receipt of written notice of the same;

1.4.7.2 PokerTek fails to adhere with the Style Guide or to the Approval process herein and fails to cure such breach within thirty (30) days after receipt of written notice of the same; or

1.4.7.3 PokerTek becomes the subject of: (i) a voluntary petition in bankruptcy or any voluntary proceeding relating to insolvency, receivership, liquidation, or composition for the benefit of creditors; or (ii) an involuntary petition in bankruptcy or any involuntary proceeding relating to insolvency, receivership, liquidation, or composition for the benefit of creditors, and such petition or proceeding is not dismissed within thirty (30) days of filing.

Upon the termination of its license to use the Licensed Property for any reason, PokerTek shall discontinue any use of the Licensed Property, and PokerTek shall not thereafter operate or conduct business under any name or in any manner that would tend to give the impression to a reasonable observer that this Agreement is still in force, or that PokerTek has any right to use the Licensed Property.

1.4.8 As used herein, “Territory” shall mean the United States, its territories and possessions, including military bases. During the Term, and from time to time, PokerTek may request, and WPT shall provide, an updated list of all jurisdictions in which WPT has received evidence of the registration of Licensor’s trademark interests in and to the Licensed Property, and upon receipt of such list in writing from WPT, the Territory shall be expanded to include any identified jurisdictions not previously included in the Territory; provided that, WPT shall have no obligation to undertake the registration of WPT’s trademark interests in any jurisdiction; provided that, WPT acknowledges that it is currently in the process of registering the Licensed Property in various classifications in various territories throughout the world and that the intent is for the Territory to be expanded beyond the United States. PokerTek agrees to take all reasonable steps necessary to ensure that PokerTek’s customers do not redistribute the Tables outside of the Territory.

1.4.9 As used herein, “Authorized Channels of Distribution” shall mean the lease, sale or distribution of the Tables to Casinos and other commercial poker/card rooms. In no event shall PokerTek lease, sell or distribute “in-home use” versions of the Table, or lease, sell or distribute the Tables to the general public.

1.4.10 PokerTek agrees to obtain and maintain, at PokerTek’s sole cost and expense, errors and omissions insurance and a policy of insurance insuring against those risks customarily under comprehensive general liability policies, including without limitation, “product liability” and “completed operations” from a well-recognized insurance company applicable to any claims, liabilities, damages, costs or expenses arising out of the production, publication, sale and/or dissemination of the Tables. The policies shall name WPT, its parents, subsidiaries, affiliates and divisions, and their respective directors, officers, employees, agents and representatives (the “Licensor Entities”) as additional insureds. The insurance under such policy shall be primary without right of subrogation. Within thirty (30) days following the execution of this Agreement by PokerTek, it shall provide certificates of insurance to WPT certifying that the Licensor Entities and any other entity specified by WPT have been added as additional insureds to each of the insurance policies set forth above. The policies shall require that WPT receives at least thirty (30) days written notice of cancellation, amendment or endorsement thereof. Upon receipt of any such notice of cancellation, WPT shall have the right to purchase replacement insurance from an insurance carrier of WPT’s choice and charge PokerTek for all costs thereof or terminate the Agreement unless PokerTek provides WPT with proof of having obtained replacement insurance within twenty-one (21) days from the date of such notification from the insurance carrier. PokerTek agrees to pay all such costs immediately upon submission by WPT. Any claims covered by PokerTek’s insurance policies shall not be offset or reduced in any amount whatsoever by any other insurance which the Licensor Entities may independently maintain.

1.4.11 PokerTek represents and warrants that it shall not during the License Term, design, manufacture, advertise, promote, distribute, sell or otherwise deal with any products or services identified with or related to companies in the business of producing television programs covering poker or card gaming tournaments that are, in WPT’s opinion, competitive with World Poker Tour, which for the purposes of this Paragraph shall include, but not be limited to, the World Series of Poker and Celebrity Poker. In the event PokerTek commences any dealing with such denominated products or services, whether directly or indirectly, or in the event that any substantial holder of the interest in any such companies in the business of producing television programs covering poker or card gaming tournaments acquires or otherwise comes to hold any financial or equity interest in PokerTek, WPT shall have the right to terminate the license granted herein on not less than thirty (30) days notice to PokerTek and PokerTek shall be deemed in default of this Agreement.

1.4.12 Except as expressly provided herein, WPT reserves all rights to the Licensed Property. Any and all use of the Licensed Property by PokerTek shall inure to the benefit of WPT. PokerTek shall never challenge WPT’s ownership of or right to license, or the validity of, the Licensed Property or any application for registration thereof or any trademark registration thereof. PokerTek shall never file any application for a registration for the Licensed Property, or any similar trademark or design mark, in any office or agency anywhere in the world.

2. Preemptive Rights.

2.1 Issuance of Units. If PokerTek proposes to issue new Units (excluding any Units issuable hereunder upon exercise or conversion of New Options, as defined below) to any Member of PokerTek or any other person or entity (a “Unit Buyer”), WPT (if then an accredited investor within the meaning of Rule 501(a) of Regulation D of the Securities Act of 1933, as amended (the “Securities Act”)) shall have a preemptive right and option to make contributions (to the extent such contributions are required to be made in a form other than cash, such contributions shall be valued at fair market value mutually agreed to between the parties) to PokerTek and obtain its pro rata share (as determined below) of the Units proposed to be sold on the same terms and conditions as offered to the Unit Buyer.

2.2 Issuance of New Options. If PokerTek proposes to issue any other options or rights exercisable for or convertible into its Units (the “New Options”) to any Member of PokerTek or any other person or entity (a “New Option Buyer”), WPT (if then an accredited investor) shall have a preemptive right and option to obtain its pro rata share (as determined below) of the New Options proposed to be sold on the same terms and conditions as offered to the New Option Buyer.

2.3 Determination of Pro Rata Share. The pro rata share of Units and/or New Options that WPT shall be entitled to purchase hereunder shall be equal to a fraction, (i) the numerator of which is the number of Units then issuable upon exercise of all options then outstanding under this Agreement and (ii) the denominator of which is the number of Units then outstanding plus the number of Units then issuable upon exercise of all options and rights to acquire Units (excluding the New Options).

2.4 Exercise of Preemptive Right. At least twenty (20) days prior to any issuance of Units or New Options by PokerTek to which the preemptive rights in this Section 2 apply, PokerTek shall notify WPT of such proposed issuance and the number of Units and/or New Options which it may purchase pursuant to this Section 2 (the “Preemptive Rights Notice”). In order to exercise its preemptive right, WPT must notify PokerTek in writing (within ten (10) days following WPT’s receipt of the Preemptive Rights Notice) of its exercise of such preemptive right. Such notice from WPT shall state the number of Units and/or New Options which it elects to purchase (which number cannot exceed the number of Units and/or Options it is entitled to purchase under this Section 2) and shall be accompanied by the purchase price, payable on the same terms and conditions as offered to the Unit Buyer, with such other consideration (if other than cash, to be valued at fair market value mutually agreed to between the parties) as the parties shall mutually agree, for such Units and/or New Options.

3. Representations and Warranties of PokerTek. PokerTek represents and warrants to WPT on the date hereof as follows:

3.1 Title to the Table. PokerTek has good and marketable title to the Table and all intellectual property required to operate the Table in the manner contemplated, free and clear of any mortgages, liens, security interests, pledges or rights of any other parties.

3.2 PokerTek. PokerTek is a limited liability company duly organized and validly existing and in good standing under the laws of the State of North Carolina. PokerTek has full power and authority under the North Carolina Limited Liability Company Act (the “Act”) and its Operating Agreement to convey the Options and to consummate the transactions provided for by this Agreement, and this Agreement has been duly and validly executed and delivered by PokerTek and constitutes a valid and binding obligation of PokerTek enforceable against PokerTek in accordance with its terms.

3.3 Use of Table. PokerTek has the right and authority to use the Table in the manner presently conducted and as contemplated, and has not received notice that such use conflicts with, infringes upon or violates any rights of any other person, firm or corporation.

3.4 Litigation. There are no claims, actions, suits, proceedings or investigations (whether or not purportedly on behalf or PokerTek) pending or threatened against or affecting PokerTek or the Table, at law or in equity or before or by any federal, state, municipal or other governmental department, commission, board, agency or instrumentality, domestic or foreign, nor has any such action, suit, proceeding or investigation been pending during the 12-month period preceding the date hereof; and PokerTek is not operating under or subject to, or in default with respect to, any order, writ, injunction or decree of any court or federal, state, municipal or other governmental department, commission, board, agency or instrumentality, domestic or foreign.

3.5 Compliance with Laws. PokerTek has complied with, and PokerTek’s use of the Table complies with, all applicable laws, regulations and orders. The present uses by PokerTek of the Table do not violate any such laws, regulations and orders.

3.6 No Conflict. The execution of this Agreement and the consummation of the transactions contemplated hereby do not and will not (a) constitute a breach or default under any agreement or instrument to which PokerTek is a party, or (b) violate any order, writ, injunction or decree of any court, administrative agency or governmental body applicable to PokerTek, or (c) conflict with or result in the breach of the terms, conditions or provision of the Articles of Organization or Operating Agreement of PokerTek. PokerTek has no knowledge of any infringement of any patents or copyrights caused by the manufacture or use of the Table and the intellectual property related thereto.

3.7 Brokers. No finder, broker, agent or other intermediary has acted for or on behalf of PokerTek in connection with the negotiation or consummation of this Agreement or the transactions contemplated thereby.

4. Covenants of PokerTek. PokerTek covenants and agrees with WPT that PokerTek has reserved, and will reserve during the applicable Option Terms, a sufficient number of its Units to permit the exercise in full of such Options.

5. Due Diligence Forms and Background Checks. PokerTek, its officers and directors will cooperate with WPT and complete any reasonably required due diligence forms and use best efforts to resolve any issues arising therefrom.

6. Indemnification. PokerTek agrees to indemnify and hold WPT harmless against any and all claims, liabilities and obligations, including any reasonable expense incurred in defending such matters which may arise out of a breach by PokerTek of any of the representations or covenants set forth in this Agreement. WPT’s failure to notify PokerTek of ay claim, liability or obligation which PokerTek may have pursuant to its indemnification obligations hereunder shall not relieve PokerTek from any liability which it may have to WPT unless, and only to the extent that, such failure results in PokerTek’s forfeiture of substantive rights or defenses or otherwise materially prejudices PokerTek’s right to defend such action.

7. Procedure for Indemnification with Respect to Third-Party Claims. In the event WPT becomes involved in any legal, governmental or administrative proceedings which may result in WPT making indemnification claims hereunder, WPT shall notify PokerTek in writing within ten (10) business days of WPT’s receiving notice of such proceeding and in full detail of the filing, and the nature of such proceeding. PokerTek may, at its option, defend any such proceeding if the proceeding would give rise to an indemnification obligation hereunder. If PokerTek elects to defend in any such proceeding, it shall have full control over the conduct of such proceeding, although WPT shall have the right to retain legal counsel at its own expense and shall have the right to approve any settlement of any dispute giving rise to such proceeding, such approval not to be unreasonably withheld.

8. Condition to Exercise of Option. Upon the request of WPT, prior to the exercise of any Option by WPT, the Manager of PokerTek shall provide WPT with a certificate, in a form reasonably satisfactory to WPT, that PokerTek’s representations and warranties contained in Section 2 hereof are true and accurate in all material respects at the time of such option exercise. If WPT requests such certificate, WPT’s obligation to pay for any Option shall be contingent upon timely receipt of such certificate.

9. Further Assurances. PokerTek covenants and agrees to reasonably cooperate with WPT whereby WPT may enjoy to the fullest extent the right, title and interest to be conveyed in the event WPT exercises the Options.

10. Transfer Restrictions. WPT acknowledges and agrees that it may not transfer this Option or the Units issuable upon exercise of the Option, except in compliance with federal and state securities laws and PokerTek’s Operating Agreement. As a condition precedent to any such transfer, WPT may be required, at the option of PokerTek, to supply an opinion of counsel reasonably satisfactory to PokerTek, that such transfer is exempt from the registration provisions of the Securities Act, and state securities laws, or has been registered for sale in compliance with such laws. Any transferee shall, as a condition precedent to such transfer, agree in writing to enter into the Operating Agreement of PokerTek, as the same may be hereinafter amended, upon its exercise of the options provided for herein.

11. [intentionally omitted]

12. Notice Addresses. Except as may be otherwise provided herein, any notice or other communication or delivery required or permitted hereunder shall (i) be in writing and shall be delivered personally, by certified mail (postage prepaid), by a nationally recognized overnight courier service, or by electronic mail or facsimile transmission; and (ii) and shall be deemed given when so delivered personally, if mailed, three (3) days after the date of deposit in the United States mails, when delivered by overnight courier service, or, if transmitted electronically or by facsimile, when received by the intended recipient and acknowledged to the sender, as follows:

If to PokerTek:

PokerTek, LLC

c/o National Card Club Corporation

6207 Glynmoor Lakes Drive

Charlotte, North Carolina 28277

Attention: Gehrig White, President

email:

With a copy to:

Womble Carlyle Sandridge & Rice, PLLC

One Wachovia Center, Suite 3500

301 South College Street

Charlotte, North Carolina 28202

Attention: Todd C. Taylor, Esq.

email: ttaylor@wcsr.com

If to WPT:

World Poker Tour, LLC

1041 North Formosa Avenue

Formosa Building

Suite 99

West Hollywood, California 90046

email: tcope@lakesentertainment.com

With a copy to:

Maslon Edelman Borman & Brand

3300 Norwest Center

Minneapolis, MN 55402

Attention: Terri Krivosha

email: terri.krivosha@maslon.com

13. Miscellaneous.

13.1 The terms, covenants and provisions of this Agreement shall inure to the benefit of the parties, their successors and assigns, and shall be binding on the parties and their respective successors and assigns. WPT may not assign its rights under this Agreement without written consent from PokerTek. PokerTek may not assign its rights under this agreement without written consent from WPT.

13.2 This Agreement contains the entire understanding of the parties regarding its subject matter, and supersedes all prior negotiations, understandings and agreements of the parties with respect thereto.

13.3 The express terms of this Agreement shall control and supersede any course of performance and/or customary practice inconsistent with such terms. Any agreement between the parties hereafter made shall not change or modify this Agreement unless in writing and signed by the party against whom enforcement of such change or modification is sought.

13.4 The provisions of this Agreement are independent of and separable from each other, and no provisions shall be affected or rendered invalid or unenforceable by the invalidity or inability to enforce any other provisions.

13.5 No failure or delay by any party to this Agreement to exercise any right, remedy, power or privilege under this Agreement shall be a waiver thereof; nor shall any single or partial exercise of the same or of any other right, remedy, power or privilege with respect to any occurrence be construed as a wavier of any such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

13.6 No provision of this Agreement shall be interpreted for or against any party to this Agreement because that party or that party=s legal representative or counsel drafted such provisions.

13.7 Any disputes concerning this Agreement shall be resolved by agreement of the parties or by binding arbitration according to the rules of the American Arbitration Association. In any dispute, the parties agree to hold any hearings relative thereto in Charlotte, North Carolina. Notwithstanding the foregoing, each of the parties reserves the right to file with a court of competent jurisdiction a suit for equitable relief of any sort, including without limitation an application for temporary or preliminary injunctive relief, writ of attachment, writ of possession, temporary protective order, reformation, rescission, specific performance and/or appointment of a receiver, on the grounds that the arbitration award to which the applicant may be entitled may be rendered ineffectual in the absence of such relief, or in the event that monetary damages are insufficient to make the damaged party whole.

13.8 In any litigation or arbitration arising out of this Agreement, the prevailing party to this Agreement shall be entitled to recover all costs incurred, including reasonable attorney’s fees.

13.9 This agreement shall be governed by the laws of the State of Delaware without regard to its conflicts of law principles.

13.10 This agreement may be executed in one or more counterparts, each of which shall be deemed an original.

[Signature page follows.]

IN WITNESS WHEREOF, the parties have executed this agreement as of the day and year first above written.

PokerTek, LLC,

a North Carolina limited liability company

By:	National Card Club Corporation,
its Manager

By:	/s/ Gehrig White
Name:	Gehrig White
Title:	President

WORLD POKER TOUR, LLC

By:	/s/ Lyle Berman
Name:	Lyle Berman
Title:	CEO